DOBSON COMMUNICATIONS
Moderator: Warren Henry
02-18-05/8:00 a.m. CT
Confirmation # 7070461

DOBSON COMMUNICATIONS

Moderator: Warren Henry
February 18, 2005
8:00 a.m. CT

Operator: Good day everyone, and welcome to the Dobson Communications fourth quarter 2004 earnings conference call.
     Today’s call is being recorded.

For opening remarks and introductions, I would like to turn the call over to Mr. Warren Henry, Vice President of Investor Relations. Please go ahead sir.

Warren Henry: Thank you and good morning. As you know, Dobson lost an exchange offer on February the 15th targeting the Company’s 12.24 percent and 13 percent preferred stock. Because the offer is being made pursuant to an effective registration statement, management will not comment or answer any questions regarding the exchange offer during or after this conference call.

To the extent you have any questions, we direct you to the Company’s S-4 Registration Statement. As stated in the offer materials, holders of preferred stock may also contact Bondholder Communications Group at 212-809-2663, to discuss the mechanics relating to the exchange offer.

Today’s conference call will contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements

DOBSON COMMUNICATIONS
Moderator: Warren Henry
02-18-05/8:00 a.m. CT
Confirmation # 7070461

regarding the Company’s plans, intentions, and expectations. Such statements are inherently subject to a variety of risks and uncertainties.

Actual results could differ materially from those projected. We discuss the risk factors that could impact the Company’s overall business and performance in more detail in our reports filed with the Securities and Exchange Commission. Given these concerns, investors and analysts should not place undue reliance on forward-looking statements.

At this time, I will turn the call over to Everett Dobson, President, CEO, and Chairman of Dobson Communications.

Everett Dobson: Thank you, Warren. Good morning to everyone. Welcome to the call. Over the past several quarters, we have talked about several important initiatives at Dobson Communications. I would like now to touch on those, as well as give a brief outlook for 2005.

Those things that are very important to Dobson today include higher value products, which in turn produce higher ARPU customers; improving network; more gross adds; lower churn; and improving balance sheet; stable roaming revenues; and strengthening our senior management team.

And now I will touch on each of these initiatives individually. I’ve said in the past that much of our upside is in improvement in ARPU. I am pleased to report we have made substantial progress and completed three consecutive quarters of improving ARPU.

And in the fourth quarter, we saw an improvement of over $2 compared to the last year’s fourth quarter. The primary catalyst for this is a higher value and higher pricing of our GSM plans. And with just 26 percent of our postpaid subscriber base - subscribers using GSM at the end of the year, we believe there is continued upside that can be derived from ARPU.

DOBSON COMMUNICATIONS
Moderator: Warren Henry
02-18-05/8:00 a.m. CT
Confirmation # 7070461

On the network front, as a result of the GSM migration last summer and into the fall, our network did not perform up to its usual high quality standards, as we shifted resources and spectrum from TDMA to GSM. Since then our network performance has improved, and we expect it will continue to improve.

We believe the network performance issues and our revised pricing contributed to increase in our postpaid churn in the fourth quarter to 2.35 percent. The vast majority of the churn was from lower paying TDMA customers, rather than the GSM subscriber base.

As we said last quarter, we expect churn to be somewhat higher in the near term than we had historically experienced due to the ongoing migration to GSM. However, long term, the team, that has on many occasions delivered industry leading churn results, I believe will do so again.

Our gross adds have been relatively stable over the last several quarters, although I think they should be, and will be, higher in 2005. As I think about gross adds in 2005, I believe the catalysts are many of the initiatives we had in 2004, such as an expanding and improving network, a broad range of competitive voice and data plans, ranging from local unlimited to national plans, and improved focus in our four channels, retail, indirect, business-to-business, and wholesale.

Our retail has historically been our most productive and cost efficient channel, and it should continue. Our indirect channel will receive renewed attention in 2005. As an example, over the last few months we have increased our distribution agreement with Wal-Mart to include 75 active locations and we expect the additional growth from Wal-Mart in 2005.

On the business-to-business front, we stack up very well with our enhanced data products, including Blackberry devices. That coupled with robust national plans, give us a very competitive offering. A highlight in the wholesale channel is our expanding relationship with GCI in Alaska,

DOBSON COMMUNICATIONS
Moderator: Warren Henry
02-18-05/8:00 a.m. CT
Confirmation # 7070461

where we expect that they will begin bundling our wireless product with their cable and Telco products in 2005.

As to roaming revenues, we continue to see solid growth in minutes, and are expecting that to continue. We note that approximately 10 percent of our total minutes are TDMA minutes in areas where Cingular has a GSM network, but not a TDMA network.

However, this potential decrease in roaming minutes relating to this overlap has been incorporated into our 2005 EBITDA guidance. Overall the industry trends are encouraging, particularly the recent subscriber growth of Cingular.

Moving now to the balance sheet, we’ve said numerous times in the past that reducing our debt load, and debt and preferred load, is important for improving shareholder value, and it continues to be a priority for us. In addition, our task is to improve the long-term value of the enterprise looking out several years.

That’s why in the last few years we have made the commitment to upgrade and change our billing system, overlay TDMA with GSM technology, and significantly expand our suite of products. And in 2005 we are spending dollars to enhance our brand. We have also completed strategic acquisitions and swaps that decreased our reliance on roaming revenue and insulate us from competitive pressures.

Also, I have an update on our executive management search. We said last November our search should conclude in the first quarter of 2005, and based on our progress I still believe that to be the case. I can also tell you now the search is focused on the hiring of a CEO.

We have focused on individuals with strong operational track records, as we believe that to be of primary importance and benefit to the Company today. I plan on continuing in the role of

DOBSON COMMUNICATIONS
Moderator: Warren Henry
02-18-05/8:00 a.m. CT
Confirmation # 7070461

Chairman in supporting the Company consistent with a desire for the new CEO and the Board of Directors.

I want to now touch on a couple of other topics, the first being our relationship with Cingular, which continues to be very strong. We applaud them for their transition efforts with the AT&T Wireless merger and for their sales results in the fourth quarter.

From their perspective, I think they would applaud us for being a GSM carrier that deployed EDGE software throughout its entire network last year, and continues to provide quality seamless GSM service to their customers in very strategic areas from New York to Alaska.

To remind everyone, we have contractual roaming agreements with both AT&T Wireless and Cingular through 2008, and 2011, respectively. While we are satisfied with the current terms of the agreements, we recognize now that Cingular and AT&T Wireless are combined, and a blended master agreement might make sense for both parties.

We expect those discussions to accelerate soon, and if any new agreement is reached, we expect that it will be EBITDA neutral when compared to the current agreements. And once again, there is no deadline or timeline for these contract discussions.

Next, we are now ETC eligible and approved in four states. For the first half of 2005 we expect this will result in about 2.5 million per quarter in revenue. For the second half we believe it will be closer to 3.5 million per quarter. Although we do have applications pending in other states, we aren’t currently budgeting for increased dollars from those states.

As you have heard in the past, we are exploring certain options with our — with our tower portfolio. The process is still ongoing, and there isn’t anything further I can say at this time. Lastly, as you

DOBSON COMMUNICATIONS
Moderator: Warren Henry
02-18-05/8:00 a.m. CT
Confirmation # 7070461

note in our press release, we are providing guidance in certain key areas of our business. Let me discuss briefly some of our thoughts on 2005 expectations.

First, we do expect a continuing increase in ARPU. We also expect some improvement in gross adds as compared to 2004. However, we recognize and are expecting TDMA churn to continue to be relatively high as compared to our normal track record. Therefore, we expect our subscriber base to remain flat to slightly lower for the year.

As our transition to GSM accelerates, we are expecting to spend more in 2005 than in – than in last year, on this migration. And as I noted earlier, to maximize the value of this Company in the long term, we need to continue to invest in the Cellular One brand. As such, we plan on spending more in 2005 in that area.

On the savings side, there are some cost reductions plans as we right size our Company in certain areas. Our cap ex budget of 140 million includes 36 million in costs associated with mandatory E911 compliance. As such — and as such, are one-time in nature.

The remainder I believe to be fairly close to maintenance cap ex for this Company. Finally, as you bring it all together for an EBITDA view, we are forecasting EBITDA in 2005 to be in the range of 345 million to 365 million.

And with that, I’ll turn it over to Bruce.

Bruce Knooihuizen: Thank you Everett. As in past quarters, I’d like to review our operating results, capital expenditures, and liquidity, particularly in light of the refinancing that we did last year. Starting with the operating results, total revenue decreased from 272.4 million in the third quarter to 264.9 million in the fourth quarter of 2004. Due to seasonality, we expected to see reduced revenue in the fourth quarter, but there were many positive aspects that mitigated the decline.

DOBSON COMMUNICATIONS
Moderator: Warren Henry
02-18-05/8:00 a.m. CT
Confirmation # 7070461

Looking first at service revenue, despite a loss of subscribers, we saw service revenue increase in the fourth quarter to 201.9 million, compared with 198.7 million in the previous quarter. As Everett pointed out, we are having good success in converting our base from TDMA calling plans to higher revenue generating GSM plans. Twenty-eight percent of our postpaid subscriber base is on GSM rate plans at year-end.

That’s up from 19 percent for the postpaid subscriber base at the end of the third quarter. This transition in part enabled us to increase ARPU from $41.20 in the third quarter of 2004 to $42.17 in the fourth. Historically because of seasonal effects, our ARPU had declined in the fourth quarter, a trend that we reversed this year.

Included in ARPU are ETC funds. We are now designated in ETC funding in four states, as Everett said. But in the fourth quarter ETC represented only about 45 cents of ARPU, versus 25 cents in Q3. So, even excluding the 20-cent increase in ARPU due to the effect of ETC, we grew our base ARPU by 77 cents from the third quarter to the fourth.

Roaming revenue declined from 62.2 million in the third quarter to 53.3 million in the fourth quarter. Again, we expected a seasonal decline in roaming. However, we reported approximately 393 million roaming minutes of use for the fourth quarter, which was a 10 percent increase on a same-store basis over last year’s fourth quarter total of 356 million MOUs.

Roaming MOUs continued to trend rapidly to GSM. Twenty-five percent of the roaming MOUs in the second quarter of 2004 were GSM, now raised up to 56 percent of roaming MOUs in the fourth quarter are GSM. Roaming yield for the quarter came in at a blended 13.6 cents, affected by mix and the continued conversion to GSM by Cingular AT&T customers.

DOBSON COMMUNICATIONS
Moderator: Warren Henry
02-18-05/8:00 a.m. CT
Confirmation # 7070461

Looking at expenses, cost of service increased slightly from 69.3 million in the third quarter to 69.9 million in the fourth quarter. Within cost of service, in-collect costs declined in the fourth quarter, reflecting a seasonal decline in in-collect MOUs, and a half-cent drop in in-collect expense per minute to 11.2 cents. Together these factors counted for a 1.8 million decline in in-collect expense from the third quarter of 2004 to the fourth quarter.

Consistent with the decline in roaming MOUs, toll costs also declined by approximately 600,000 in the fourth quarter. Declines in these two components of cost of service were offset by a 2.2 million increase in network operating expense. This relates primarily to cost from additional circuits needed for new cell sites, and traffic loads through the TDMA GSM transition.

We also incurred increased costs for providing enhanced phone services, such as handset insurance and data services, including Web browsing, ring tones, and other data products. These services are typically revenue share agreements, such that the revenue more than offsets the cost.

Marketing and selling costs increased only marginally from the third quarter to the fourth quarter of 2004. However, in general our current marketing and sales expense are impacted by the ongoing transition to GSM, as related migration expenses including handset subsidies, and other promotional initiatives. Net equipment costs in the fourth quarter of ‘04 was 18.2 million, about 1.2 million lower than what we had experienced in the third quarter.

This reflected the reduction from about 192,000 gross adds and upgrade phones in the third quarter to a total of 160,000 in the fourth quarter, due to the Company’s strategic focus on adding higher ARPU GSM subscribers. In addition, advertisement spending was increased in the fourth quarter that those costs were offset by reduced distribution costs.

DOBSON COMMUNICATIONS
Moderator: Warren Henry
02-18-05/8:00 a.m. CT
Confirmation # 7070461

G&A costs for the fourth quarter were 47.8 million, versus 44.8 million in the third quarter. The three million increase is primarily related to one-time higher professional fees, which brings us to the EBITDA. We are pleased with our fourth quarter EBITDA of 87 million, which was about six million above the top end of our guidance. 2004 cap ex is in line with our expectations.

In the fourth quarter, DCS cap ex was 19.3 million, bringing us to a total of 102.7 million for the year. American Cellular cap ex in the fourth quarter was 4.9 million, bringing full year cap ex to a total of 39.4 million. In the fourth quarter, 63 new GSM cell sites – 34 in American markets and 29 in Dobson Cellular markets – were added.

For the year on a consolidated basis, Dobson Communications spent approximately 142 million in cap ex, including the incremental amounts for the NPI acquisition. We added 222 new cell sites, and ended the year with 2,379 sites.

Next, I would like to address Dobson’s balance sheet. Just after our last conference call, we issued first and second lien notes. Total proceeds from the offering were 825 million. We used 600 million to retire our bank facilities, 125 million to repurchase senior notes, which had an approximately 175 million base value, and after fees and expenses we added 82 million to our cash balances, of which we subsequently used approximately 30 million to purchase certain assets of our RFB Cellular.

At the end of the fourth quarter, our cash balance on a consolidated basis was 178.9 million, versus our 63.5 million at the end of the third quarter. In addition, we currently have full availability under our 75 million revolver, and previously announced our intention to explore options with our tower portfolio, which could generate additional liquidity.

We generated free operating cash flow of approximately 32.5 million for the fourth quarter, after cap ex and debt service costs.

DOBSON COMMUNICATIONS
Moderator: Warren Henry
02-18-05/8:00 a.m. CT
Confirmation # 7070461

That concludes our prepared comments on the Company’s fourth quarter results. We are available to address any questions that you may have. Thank you.

Operator: Thank you sir. If you would like to ask a question on today’s call, you may do so by pressing star one on your touch-tone telephone. Again, that is star one for questions. If you are on a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. Once again, that is star one for questions. We’ll pause a moment to assemble our roster.

And we’ll take our first question from Rick Prentiss with Raymond James.

Rick Prentiss: Yes, good morning guys.

Everett Dobson: Good morning Rick.

Rick Prentiss: A couple questions. I think I heard you say on the – on the CEO strengthening team; did you say first quarter you expect to have that announced? And with CTIA coming up in mid-March, should we expect something by that timeframe then?

Everett Dobson: No. First quarter is what the – is what we expect.

Rick Prentiss: OK. So, first quarter. On the E911 36 million, can you talk a little bit more about that? Is that then finished what you have to do for E911? Seems like a large amount of money. What exactly do you have to buy, and who are you buying it from?

Everett Dobson: Yes I don’t – I’m not probably going to be able to give you as much specific on that as you’d like. I would encourage you to follow-up with Tim Duffy if you’d like and discuss it – he’s

DOBSON COMMUNICATIONS
Moderator: Warren Henry
02-18-05/8:00 a.m. CT
Confirmation # 7070461

our CTO – and discuss it with him.I can say that we’ve obviously worked hard on that subject. It is a large number.

We’ve talked to, you know, the manufacturers – all the manufacturers that we think are relevant in this space. And it does – it does get the large majority of our cell sites out of the way. But it does not – that number does not complete the entirety of it. But it does – it does get the large majority on it.

Rick Prentiss: OK. And then you mentioned also that you want to spend some money in ‘05 on strengthening the brand. The press release last night talked about the Cellular One brand and market. Talk a little bit about what you plan to do there, if you could, and also with Western Wireless merging in with Alltel, what do you think happens to the Cellular One brand just overall?

Everett Dobson: Well, I think you need to understand after that merger we will – we will be somewhere near 90 percent of the brand in terms of POPs and customers. At least the usage of the brand. It’s a very important brand to us, needless to say.

We expect to continue to utilize the brand for the foreseeable future. We obviously will be having discussions with Alltel about their expectations with the ownership of the brand. We expect a reasonable solution, and long-term rights and/or ownership of the brand.

On the brand itself, there’s several things that I think we need to – we need to improve upon. Our customer service satisfaction surveys with respect to the brand are not where they need to be. And I think we need to do more in local community support. We’re going to improve the visibility and the quality of our outdoor signage throughout all of our retail locations. And just an overall quality, you know, raising of the brand image and its – and in some cases its awareness.

DOBSON COMMUNICATIONS
Moderator: Warren Henry
02-18-05/8:00 a.m. CT
Confirmation # 7070461
Page12

Rick Prentiss: And then one of the other top priorities it sounded like is to reduce the debt load in preferred. How much of a priority is that, and can you update us just kind of as far as timeframes that you think you might be able to address that, and what the different options are that you’re looking at?

Everett Dobson: Unless Bruce has got comments, I think – I think given Warren’s disclaimer in his opening remarks about the exchange offer, we’re going to be very limited on what we can say on that. It is, as I said, a long-term priority. We do have, I would note, we do have a balance sheet and structure today that has – that will allow us to essentially grow without near-term pressure.

The amortization – the amortization of our – of our debt in preferred is extended – has certainly extended out several years. And therefore we’re not under any near-term pressure. We believe that the better tactic is to – or the most appropriate tactic is to look the long-term cash flow growth and enterprise value growth of the company.

Rick Prentiss: Very well. Congrats on getting the USF ETC in those four states. (It will certainly) help that as well. Good luck guys.

Everett Dobson: Thank you Rick.

Operator: And we’ll take our next question from Romeo Reyes with Jefferies & Company.

Romeo Reyes: Good morning. I have a couple of quick questions. Can you hear me?

Everett Dobson: Yes, we can hear you.

DOBSON COMMUNICATIONS
Moderator: Warren Henry
02-18-05/8:00 a.m. CT
Confirmation # 7070461

Romeo Reyes: OK. First, can you give us a breakdown of the roaming MOUs for Am Cell and DCS? That’s my first question. Secondly, with respect to the Am Cell, cash generation was better than we had expected here for the quarter.

Were there any sort of working capital gains in the quarter for Am Cell? And with also staying with Am Cell, do you intend to put in place a revolver? You talked it about it in the last conference call, Bruce, that you might – you might potentially put a revolver in place, small revolver at Am Cell. If you can update us on that.

Thirdly, on cap ex, I mean you have $140 million number and 36 million that is E911 related. Can you give us a sense of how much of that is going to be spent at the DCS and Am Cell level, both on the aggregate and also the E911 – or is some of the E911 going to be – is some of that burden going to go to Am Cell? Can you please clarify that?

Fourth question is with respect to, you know, the disconnects in the – as you talked about earlier, the churn rate is going – has been going up a little bit. And it seems to me that if you look at Am Cell and DCS, the disconnects are up about 33 percent year-on-year on the DCS side, and about 20 percent on the Am Cell side. Is there something going on on the DCS properties that is different from Am Cell that would cause the churn to be higher at the DCS properties? Thanks.

Everett Dobson: Well, let me – let me get the last – the last two, and then Bruce, you can take the ...

Bruce Knooihuizen: Yes.

Everett Dobson: ... first – the first several.

Bruce Knooihuizen: OK. Are you going to go first?

DOBSON COMMUNICATIONS
Moderator: Warren Henry
02-18-05/8:00 a.m. CT
Confirmation # 7070461

Everett Dobson: Yes. Let me – let me just (say) – I don’t know that there’s anything different about the Am Cell with respect to churn. I can’t point to anything different within DCS versus ACC in churn. With respect to 911, the cap ex dollars should flow proportionately between the two enterprises, relative to their size.

Certainly that’s the case over time in the short-term – in the short timeframe there may be some variances depending upon particularly PSAPs that have requests in. We are, just so everyone’s clear, we are only spending the dollars at the request or when we have a certifiable request from a – from a PSAP that appears to be ready. And I think the budget in ‘05 is fairly reflective of the size between the two organizations. And now I’ll let you guys talk about the rest of it.

Bruce Knooihuizen: OK. We’ll try to hit all your questions. Hopefully we do. In terms of MOUs, between Dobson and American, Dobson had about 237 million and American was about 155 million for the quarter for roaming MOUs.

In terms of cash flow for the quarter, in general because both American and Dobson really ran parallel with each other, part of the improvement we saw in our free cash flow was due to working capital improvements. We improved quite a bit on our receivables, particularly in collecting on the roaming side with the GSM clearing process.

I think you also asked – excuse me – if we intend on putting a facility at Am Cell. It’s certainly something that we have available to us, as you know, with the bond security issuance over there does give us a carve-out to put in a facility if we want to. We’re constantly reviewing that, and we’ve not made a decision whether we will or not. But we do recognize we have that flexibility. Was there anything else that I ...

Warren Henry: I think that was it.

DOBSON COMMUNICATIONS
Moderator: Warren Henry
02-18-05/8:00 a.m. CT
Confirmation # 7070461

Everett Dobson: I think that was it.

Bruce Knooihuizen: OK. Good.

Romeo Reyes: OK. Thanks a lot.

Bruce Knooihuizen: You’re welcome.

Operator: We’ll take our next question from Phil Cusick with Bear Stearns.

Phil Cusick: Hey guys. How you doing?

Everett Dobson: Good Phil. How are you?

Phil Cusick: Great. Just a couple of quick questions. First, your EBITDA guidance, 345 to 365, I wonder if that includes any non-cash option expense? And what your plans are for doing that after July 1st?

Bruce Knooihuizen: Sure.

Phil Cusick: Or earlier?

Bruce Knooihuizen: Yes. This is Bruce. I’ll handle that one. Yes, it did. It included a little over four million of option expense. We expect that we will put that in place on July 1st of this year.

Phil Cusick: So, a cash EBITDA number would be sort of 349 to 369?

Bruce Knooihuizen: It would be four million higher, yes.

DOBSON COMMUNICATIONS
Moderator: Warren Henry
02-18-05/8:00 a.m. CT
Confirmation # 7070461

Phil Cusick: OK. And second of all, in the – in the fourth quarter you guys talked a little bit about the low end subscribers that were trying to either increase ARPU from or willing to transition off. And I believe you gave a number about that. Can you sort of quantify what the success rate has been there of getting people to either spend more money or getting them off the books?

Bruce Knooihuizen: I think – are you talking about the – about 130 to 140,000 customers that we increased the price to?

Phil Cusick: That’s exactly right.

Everett Dobson: Yes, we obviously watch that very closely, and the – obviously you have normal churn regardless. And in that category we associate churn – the churn in that category is a little higher, regardless of the price increase. The results are pretty clear.

We did not see any significant or any noticeable change in churn from that – from that customer base because of the price increase. We did see obviously higher churn than in the rest of our subscriber base, but that category has a little higher churn anyway.

Phil Cusick: OK. I’m sorry. I didn’t quite understand that. So, of 130 or so thousand customers who you raised the price on by a couple of bucks, there was only a slightly higher churn rate among those customers?

Everett Dobson: Yes. Slightly higher churn rate, no noticeable difference in churn from that category because of the price increase.

Phil Cusick: Great. Thank you.

DOBSON COMMUNICATIONS
Moderator: Warren Henry
02-18-05/8:00 a.m. CT
Confirmation # 7070461

Operator: We’ll take our next question from Ethan Schwartz with CRT Capital Group.

Ethan Schwartz: Hi. Thanks. Great quarter. A couple of – actually a whole bunch of little questions. First of all, I just want to clarify, you mentioned that there’s about 10 percent of your roaming minutes in territories where Cingular might now have GSM but not TDMA, was that the right calculation?

Everett Dobson: Yes in the – in the fourth quarter the minutes were in the – in the 10 percent range, yes.

Ethan Schwartz: OK. Now in the past you spoke about – I think you had given us, there was a seven million, or actually a 14 million annualized loss estimate for roaming revenue from TDMA after an AT&T Cingular merger.

Did all of that hit at once, and you know, on the date of the merger? Is there still roaming minutes to be lost either in TDMA or in GSM from the effect of the merger? Or is basically all that baked in as of the day that AT&T and Cingular merged?

Everett Dobson: Yes, that’s a good question. To remind everybody that there were certain markets where both ourselves and Cingular had a TDMA network, and AT&T was roaming on us. Cingular had the right to transfer that traffic the day of the merger.

And we were baking in a theoretical possibility of that in terms of the financial impact, and that’s where you get back to that approximately $7 million annual number I believe. They did not move that traffic. That traffic continues to hit our network today.

And as TDMA comes down it becomes much and much less of an issue. And we think going forward – certainly they can still move what’s left of the traffic today, but going forward we think it’s almost – it’s almost at that moot point stage.

DOBSON COMMUNICATIONS
Moderator: Warren Henry
02-18-05/8:00 a.m. CT
Confirmation # 7070461
Page18

Ethan Schwartz: Is there a way to quantify what percentage or how many minutes there are quarterly from that traffic? In other words traffic that you’re getting on TDMA where Cingular also has TDMA networks? Or that it inherited TDMA networks from AT&T?

Everett Dobson: There is – there is certainly a way to quantify it. I don’t have it in front of me, but it’s relatively nominal at this point.

Ethan Schwartz: OK. And then on the issue of potential GSM losses, what about that? Are you – are you still getting in some places preferential former AT&T or Cingular GSM roaming, even though they could switch to one another? Or did that migrate off on the day of the – of the merger.

Everett Dobson: No, there was no change. The merger did not result in any change with respect to our GSM roaming. In other words, they were preferring each other prior to the merger. Obviously they’re one network, one company today in GSM. So, no effect from GSM because of the merger whatsoever.

Ethan Schwartz: OK.

Everett Dobson: So, the traffic we receive today is traffic where neither one has a network.

Ethan Schwartz: OK. On another topic, the USAC’s estimates for universal service subsidies show a pretty high number for you in Alaska. The posted estimate I think is six million a quarter, or it’s actually close to 25 million a year if you get eligible in Alaska. First of all, does that accord with your estimate of what you stand to gain in Alaska? And second of all, I think your next hearing there is in July. How do you sort of handicap your odds?

DOBSON COMMUNICATIONS
Moderator: Warren Henry
02-18-05/8:00 a.m. CT
Confirmation # 7070461

Everett Dobson: Well, it’s not – I don’t think it’s appropriate for us to comment on what our odds are with respect to the proceedings. I will say in the state of Alaska, I don’t – I don’t know if that six million per quarter is accurate. I will say that Alaska is, needless to say, a very high cost state. It is a – it is our highest cost in terms of operating network.

There are a lot of people today in Alaska in very remote areas that are not receiving service from us or any wireless provider and in some cases from the landline providers. We think USF support in Alaska would go a long ways to assisting us and others in providing service to those – to those areas. And improving and enhancing the existing service, to existing customers.

So, Alaska, ETC eligibility is very important for us in Alaska. We will work very hard to obtain that. Alaska has traditionally been very difficult. We have not done very well in the eyes of the regulatory body in Alaska. But we continue to work very hard on that, and I think ultimately we will have some success there. But I did – I think it’s very difficult to predict when or in what amount that might happen.

Ethan Schwartz: OK and then some more housekeeping things. Could you – you gave the in-collect yield. Could you give the actual dollar amount of in-collect expense, or the number of minutes this quarter?

Everett Dobson: We’re going to – you might want to follow up on that one. We do not disclose that, and I don’t know that we’re right now prepared to disclose it. But if we – if we decide to take a look at it, we’ll certainly put it in the – in the 8-K and we’ll follow up with you later on that if we do.

Ethan Schwartz: OK. I’m just going to ask you a couple more, and then I’ll let somebody else get in. Am Cell obviously has a better – I’ve asked this in the past, but I want to ask it precisely – it always has a better exclusivity agreement than the rest of Dobson.

DOBSON COMMUNICATIONS
Moderator: Warren Henry
02-18-05/8:00 a.m. CT
Confirmation # 7070461

If you were to renegotiate that exclusivity agreement as part of a renegotiation of all of Dobson’s roaming agreements with Cingular, do you believe that that would qualify as an asset sale under the terms of the indenture of the Am Cell 10 percent senior notes? Where assets are defined as rights. Would that be, in your view, a sale of Am Cell’s rights? Or would that have nothing to do with an asset sale?

Everett Dobson: I didn’t – I got distracted. On the – on the sale of rights – I didn’t ...

Ethan Schwartz: (I just though) – Am Cell has arguably much stronger rights against Cingular than does...

Everett Dobson: Right.

Ethan Schwartz: ... the rest of Dobson. Your 10 percent indenture for Am Cell defines asset sale as including a sale of rights. If Am Cell were to renegotiate those rights with Cingular, would that in your view constitute an asset sale for the purposes of that indenture? Or not? Is that just a business decision that has nothing to do with an asset sale?

Everett Dobson: Well, I think it obviously would depend upon if there was any value transfer. And in this case we don’t – we’re not right now, as I’ve said, we expect the value to at least remain neutral. And Am Cell has – Am Cell has basically the same exclusivity rights that Dobson does. Am Cell – the one asset that Am Cell has that Dobson doesn’t is buyback rights in New York and in Northeast Oklahoma. And it expects to exercise those rights.

Ethan Schwartz: I was under the impression that Am Cell has a stronger ability to prevent overbuild in its territories than does ...

DOBSON COMMUNICATIONS
Moderator: Warren Henry
02-18-05/8:00 a.m. CT
Confirmation # 7070461

Everett Dobson: Well, it’s a little confusing. Dobson has the same – Dobson has the same rights with respect to overbuild. The difference is, is Dobson already has a lot of GSM competition from AT&T, and now Cingular. Whereas Am Cell does not. It has very minimal competition.

Ethan Schwartz: Final question. Can you explain the maximum dollar amount of cash that you would be able to use in a tender for the preferred, and specifically why DCS is considered a restructured – or I guess a restricted subsidiary, whereas in some of the indentures it’s referred to as an unrestricted subsidiary?

Everett Dobson: Well – no, go ahead Bruce.

Bruce Knooihuizen: I was just going to say, in terms of whether it’s restricted or unrestricted, each of our indentures gives us the ability and right to claim certain subsidiaries as restricted or unrestricted. And over time with our financing, depending on the situation, in some cases it made sense to make it restricted, and some cases unrestricted. So ...

Ethan Schwartz: Could you unrestrict DCS to make more cash available for the time?

Bruce Knooihuizen: Well, we can unrestrict things, but it’s a ...

Everett Dobson: It’s a restricted ...

Bruce Knooihuizen: Yes. It’s a – it’s a process you have to go through, so it doesn’t free up more money by doing that, no.

Ethan Schwartz: All right. Thanks for all the questions answered. And again, great quarter.

Everett Dobson: Well, thank you.

DOBSON COMMUNICATIONS
Moderator: Warren Henry
02-18-05/8:00 a.m. CT
Confirmation # 7070461

Bruce Knooihuizen: Thank you.

Operator: We’ll take our next question from Bhaskar Dutta with First Albany.

Bhaskar Dutta: Good morning gentlemen. I have a two-part question. Number one, can you break out the overall churn between TDMA and GSM plans? And also what assumptions do you make about your future churn to arrive at your 2005 EBITDA guidance?

Bruce Knooihuizen: I need to – help me get a clarification. You asked for the difference – the pricing difference between TDMA plans and GSM plans?

Bhaskar Dutta: No. The difference in churn rate between the two ...

Bruce Knooihuizen: Oh, churn rate.

Bhaskar Dutta: Yes.

Bruce Knooihuizen: And the second part was what?

Bhaskar Dutta: What assumptions did you make about the future for 2005 churn rate to get to your – to 345 to 365 million EBITDA?

Bruce Knooihuizen: We are not providing detailed guidance on churn, other than we expect it to remain higher than our normal standard. And our normal standard has certainly been below two percent. And churn today is running in the above two percent category.

DOBSON COMMUNICATIONS
Moderator: Warren Henry
02-18-05/8:00 a.m. CT
Confirmation # 7070461

With respect to TDMA to GSM plans, as I said in my comment, churn in TDMA is much higher than churn in GSM. Albeit the churn in TDMA – or the subscriber base in the fourth quarter at any rate was substantially larger than GSM. So, that did have an influence on the total churn.

But we have – similarly we have not broken out TDMA churn versus GSM, but we are describing it that as such the TDMA and GSM has widely different churn percentages at this date. Now, understand of course, that GSM is relatively new, and we’re selling, for the most part, postpaid contract – two-year contract subscribers on it. So, all – virtually all of GSM subscribers are under contract.

Bhaskar Dutta: OK. Are the handset subsidies required to move the existing TDMA customers to GSM plans, baked in any of your EBITDA guidance for 2005?

Bruce Knooihuizen: Yes.

Everett Dobson: Yes. And it, you know, we have, again we have been very successful, and fortunately the subscriber base – TDMA subscriber base has adopted our GSM product – suite of products, pricing plans, and network, as something that is of quality.

As something that they’re attracted to. Which is a good thing, because of the increased – the ARPU, if nothing else. That has resulted in a fairly significant pace of migration. And yes, those migrations we expect to continue, and they are baked into the EBITDA guidance.

     Bhaskar Dutta: Have one last question. Your competitor, Alaska Communications in Alaska recently reported that three out of every four ported numbers in Alaska since the WLNP became effective went to them. Can you provide us with any comments as to what’s currently being done to reverse that trend?

DOBSON COMMUNICATIONS
Moderator: Warren Henry
02-18-05/8:00 a.m. CT
Confirmation # 7070461

Everett Dobson: Well, I think – I think first of all we need to look at the math. The interesting part about Alaska is it’s in most of the state it’s a – it’s a duopoly structure between ourselves and ACS. In the city of Anchorage we do have a third PCS provider.

In terms of WLNP, the first thing you need to look at in terms of the port in/port out is market share. And if the market share dispersion, or gains between the carriers, the service providers in the market, is relatively the same on a go-forward basis, in other words, there’s not any market share shift, then the normal inflow and outflow from WLNP will result in essentially the port in/port out ratio to be very consistent with the current subscriber base/market share.

So, yes, we have – we have had more port out than we had port in, in Anchorage, or in Alaska, but we have had – we have much higher market share. In terms of our go-forward strategy with WLNP, quality products, quality rate plans, quality networks, quality people, running our business. I think that is our go-forward plan.

Bhaskar Dutta: OK. My understanding is that your market penetration in Alaska is somewhere around 25 percent versus 20 percent for Alaska Communication. And do you think that those differences probably going to stay pretty much the same in the near-term?

Everett Dobson: What was the question? Are what?

Bhaskar Dutta: Are the – I mean you have like a 25 to – 25 over 20 market share advantage over Alaska Communication in Alaska. And my question was do you – the more subscribers that you are picking up from outside of the market areas covered by Alaska Communication, would there be – would that more than offset the net outs from the LNP from your network?

DOBSON COMMUNICATIONS
Moderator: Warren Henry
02-18-05/8:00 a.m. CT
Confirmation # 7070461

Everett Dobson: Yes. It’s, you know, Alaska is a significant and important part of our business, but we do not break out, nor am I prepared to talk about specifically what our – what our strategies and tactics will be against a particular competitor. I will say ACS is a very formidable competitor.

They run a great company. They have quality people and quality network. I think we have quality people and quality network in Alaska. I know we have quality people and a quality network. And we’re going to spend heavily this year. I’m sure ACS is going to spend heavily. So, that’s probably all I need to say about it.

Bhaskar Dutta: OK. Well, fair enough. Thank you very much.

Operator: We’ll take our next question from Donna Jaegers with Janco Partners.

Donna Jaegers: Hi. Thanks for taking my question. Just a quick follow-up on the Alaska, and then a few other questions. Can you talk a little about, you have agreement – marketing agreement with GCI in Alaska. How is that going so far? And any sort of cap spending in ‘05 for construction on their 1.9-gigahertz frequency?

Everett Dobson: Yes, we are – we are current – on that – on the 1.9 gigahertz frequency we are currently utilizing GCI’s – through a lease agreement, GCI’s 1900 spectrum in Alaska to assist and serve our existing subscriber base, (bowmers), and, you know, providing quality service. So, that’s – that really – that part of the relationship’s working very well.

With respect to how it’s going, it’s going well. There’s logistically there’s a lot of things that needed to be worked out with respect to our billing system. Some of those things are still work in progress. But we expect GCI, given their reputation and their brand awareness, and their suite of products around Telco and cable to be very complementary to our wireless product.

DOBSON COMMUNICATIONS
Moderator: Warren Henry
02-18-05/8:00 a.m. CT
Confirmation # 7070461

And so while it’s – I don’t think – I don’t think we’re completely at full – at full geared up status with their – with the bundling approach, or the bundling nature of the plan, but I expect some time in ‘05 that we will see some significant productivity from GCI.

Donna Jaegers: Great. And then just generally on your marketing program and the migration from TDMA to GSM, can you talk a little about your goals? You’re at 28 percent GSM now. By mid-year where do you hope to be? And by year-end where do you hope to be? And what sort of – what sort of promotional plans do you have in the market right now to sort of push that?

Everett Dobson: Yes, let’s – the trends – the transfer, if you will, from TDMA to GSM migration/transfer that we saw throughout the, you know, the latter few months of last year, we expect that rate of transfer to continue. If you do that math throughout all of ‘05, then you’re going to see us in the 65, 70 percent range for GSM. GSM versus the TDMA.

In terms of the promotion, the promotion is fairly simple in that we for our typical acquisition growth add endeavors we have a – what I would call much in line with, and a traditional promotion as compared with our competitors, even the – even the large cap competitors. In other words, we subsidize phones; we work on almost exclusively a two-year contract basis for full subsidy.

If you look at the TDMA to GSM migrators, if you will, they’re being offered essentially the same promotion subject to their entering into a new two-year contract. And in some cases some TDMA subscribers are actually adding two-years on to the current contract if they’re – if they’re not near or out of contract. So, by and large the promotion is add two years, or enter into a two-year contract for a migrator.

Donna Jaegers: OK. And then your packages, what’s your most common – what’s your most common package around 40, $45 I would gather from your ARPU, or can you talk a little about that?

DOBSON COMMUNICATIONS
Moderator: Warren Henry
02-18-05/8:00 a.m. CT
Confirmation # 7070461

Everett Dobson: Yes. The suite of rate plans, if you will, on GSM ranges from national plans to local unlimited or local with a limit. Right now we’re selling more national plans than we are anything. We are selling a fair amount of local plans as well. So, it’s a good mix. I like the mix between the two. We’re also selling a fair amount of partner plans on national particularly. So, it’s a good mix between the products.

One of the things I think that is fairly enlightening about that, and about the TDMA to GSM difference in rate plans and the like, in the fourth quarter we saw what I called a displacement ARPU between the subscribers that left either through churn, or in the TDMA case, through migrating to GSM. Those subscribers carried roughly a $4 lower ARPU than what we expect from the new GSM subscribers.

In fact it was over $4 – a $4 improvement on what I call the acquisition ARPU, or those subscribers that were taken on through sales efforts through migration efforts. Those subscribers today are carrying roughly just over a $4 improvement over those subscribers that left either through churn or through migration.

Donna Jaegers: OK. Thank you.

Everett Dobson: And that, by the way, that does include all categories, resellers, partner plans, national plans, in both TDMA and GSM.

Donna Jaegers: Oh, one last question. What was your mix – I don’t know if you talked about this on the call – what was your mix between direct channels and reseller channels?

Everett Dobson: I don’t have – I don’t have that in front of me. We have not disclosed that. But we typically get roughly two-thirds of our add from retail, and that continued in the fourth quarter.

DOBSON COMMUNICATIONS
Moderator: Warren Henry
02-18-05/8:00 a.m. CT
Confirmation # 7070461

Donna Jaegers: OK. Thank you.

Operator: We’ll take our next question from Kevin Roe with Roe Equity Research.

Kevin Roe: Thanks. Everett, following on your ARPU comment, $4 you said is higher for the new – the new GSM customers versus the lost TDMA? So, but is it a slightly higher spread for your total GSM base versus your TDMA base?

Everett Dobson: Yes. Yes, that would be – I mean in that $4 weighted into that is resellers.

Kevin Roe: So, is your GSM ARPU still running at about a five to $6 higher rate than your TDMA base?

Everett Dobson: Yes. In fact it’s higher than that. But yes, it’s substantially higher.

Kevin Roe: And do you expect that to continue through ‘05, that spread?

Everett Dobson: Yes, yes. Absolutely. In fact if you look at our – if you look at our early migrators from TDMA, the higher – we were a little bit surprised that in fact that some of our earlier adopters of GSM were the highest users TDMA. So, we migrated higher user TDMA subscribers over to GSM. The sub base that we’re getting into now are lower paying TDMA.

Unless we change pricing on the GSM front, we expect to receive, you know, even a higher benefit from the migration effect. Now, weighted into that obviously is the productivity of our reseller channel, the sales mix between partner plans and host and standalone, and of course competitive pressures.

DOBSON COMMUNICATIONS
Moderator: Warren Henry
02-18-05/8:00 a.m. CT
Confirmation # 7070461

Kevin Roe: So, assuming another quarter to 30 percent of your base goes GSM in ‘05, and that spread remains in that five, six plus dollar range, that alone should add – my math is kicking out another buck 50 in ARPU to your – to your current $42 level?

Everett Dobson: Yes, I don’t – I don’t have the math in front of me. But we expect improvement in ARPU in ‘05.

Kevin Roe: OK. Last question on cap ex. There’s going to be a bit of E911 spending in ‘05, but materially lower, so a run rate maybe is 110 million is for core, is that ...

Everett Dobson: Are you talking about beyond ‘05?

Kevin Roe: That’s right.

Everett Dobson: Well I think it obviously depends a lot on competitive forces. It depends on the level of minutes we’re producing. Cap ex is directly related to the amount of capacity needs in many cases, of your network.

Kevin Roe: Sure.

Everett Dobson: That is in turn related to the number of subscribers and roaming minutes. Roaming minutes we did over 1.5 billion roaming minutes in 2005 – 2004, and our guidance is that that will go up eight to 10 percent. So, that’s – that starts to, you know, those are hefty minutes.

Kevin Roe: Right. But outside of the normal course of business, you’re not anticipating any new spending initiatives in ‘06?

Everett Dobson: No. No. We don’t have – no. The answer is we don’t have any plans for that currently.

DOBSON COMMUNICATIONS
Moderator: Warren Henry
02-18-05/8:00 a.m. CT
Confirmation # 7070461

Kevin Roe: Very good. Thank you.

Everett Dobson: Thank you Kevin.

Operator: We’ll take our next question from David Sharret with Lehman Brothers.

David Sharret: Good morning guys. A few additional questions. First on the tower sale, I was just wondering if you’d given earlier – if you could provide any sense of timing on when you think you can get something done there. And just one other housekeeping question on the cash position at your DCC PCS subsidiary. I think it was around 38.6 in the most recent – in the September quarters, where that stands today?

Everett Dobson: Yes. On the tower sale I don’t know that there’s a lot more that we can offer at this stage. We’re still – we’re still in the market and we’re still reviewing our options in that regard. On the DCC PCS cash position, is it ...

Bruce Knooihuizen: Yes, it’s been about 48, and that’s where it’s been.

David Sharret: Is that – is that the maybe the inter-company receivable that was paid into that entity?

Bruce Knooihuizen: There was some M&N added in the fourth quarter, but 48 is the number.

David Sharret: OK and then maybe just following up on the – on the churn side. You know, if network – some of the network issues were problematic in the fourth quarter and they’ve been resolved, will we see some improvement in churn in the – in the first half of the year from 4Q levels, albeit slightly above historical rates, given the pricing initiatives?

DOBSON COMMUNICATIONS
Moderator: Warren Henry
02-18-05/8:00 a.m. CT
Confirmation # 7070461

Everett Dobson: Well, it’s certainly – it’s certainly an initiative. And it’s certainly from the budgeting standpoint, planning standpoint, we expect lower churn. And we think we’ve got the team and the practices and the procedures in place to bring that down.

But it is a, you know, it was a challenge for us in the fourth quarter. It was directly related to the – some of the network events as we overlaid GSM. The network is vastly improved over where it was late last year, or late summer into early fall. So, yes, we expect churn to improve.

David Sharret: Yes, and then just on the – on the roaming rate, I mean the 13 cents was better than what we were looking for. I mean is there any more color you can give on kind of what your, you know, what your roaming rates look like on GSM versus TDMA, and, you know, kind of to get to 13 cents from where you were in the fourth quarter, what does that sort of imply in terms of the mix of GSM versus TDMA in ‘05?

And then, you know, again when – given your analyst day about a year ago you’d given a schedule of roaming rates going forward. Is there any other sort of, you know, material changes to that given, you know, some of the mix issues there?

Everett Dobson: No. The only – the only thing I can offer on that is we are this year, as we did last year, we really built the roaming forecast from a very low level upward. In other words, we went in – the mix between TDMA and GSM causes it, particularly where we have situations where we have either – or we have a TDMA network and expect to continue to get TDMA traffic, but we don’t expect to get the GSM traffic.

It causes us to go into, you know, really almost a cell site by cell site basis to build the model. There are – there are slight differences between our GSM rate on a blended basis and the TDMA rates. They’re not – they’re not significant enough that it bears noting. But I will say carrier-by-carrier, cell site by cell site, we went into the model and that it came out in the forecast.

DOBSON COMMUNICATIONS
Moderator: Warren Henry
02-18-05/8:00 a.m. CT
Confirmation # 7070461

And the forecast is not only with respect to minutes, but it’s also with respect to yield, so. That’s how we go about it. We were very close for – or very accurate in ‘04, and so far we expect – or right now we are seeing the trend continue with respect to what we expected.

David Sharret: One just more modeling point. The USF revenues in ‘05, do you have a breakout between Am Cell and Dobson? I think Am Cell was historically most of it.

Bruce Knooihuizen: No. I don’t have it right now. You can follow-up on that one.

David Sharret: OK. All right. Thanks guys.

Operator: We’ll take our next question from Anthony Klarman with Deutsche Bank.

Anthony Klarman: Thanks. I want to actually follow-up on that prior question on the – on the roaming outlook just to make sure that I understand the puts and takes here. I mean if we go back and look at the guidance that you had provided actually a year ago today, it looks like the ‘05 estimate was at 13 cents, which seems to be what you’re confirming here in terms of the outlook for yield, but the GSM mix was down at around 30 percent.

And just judging by the percentage of GSM minutes in this quarter, you’re already well above that, and it would appear that, you know, at a 50 percent GSM level, at least according to the slide you had presented a year ago, the yield looks a lot more like 12 cents, rather than 13.

And I’m just wondering if there’s been a change in that view, because you’ve actually held on to more TDMA minutes than you originally expected? Or if there’s been some other shift in that? And then actually I have one follow-up question.

DOBSON COMMUNICATIONS
Moderator: Warren Henry
02-18-05/8:00 a.m. CT
Confirmation # 7070461

Everett Dobson: Well, you’re dealing with very, very small percentages or changes in between the 13 and slightly below that. I don’t know – I don’t have the model from last year in front of us. I think we probably saw a little faster migration into GSM than we saw in TDMA, but not significant. So, you know, other than – other than to say that we looked at the migration change, or the change from TDMA to GSM minutes on our – on our outlook roaming basis, and came up with the forecast that we did.

You know, the rate is influenced – the yield is influenced by the number of minutes that we expect to receive from Cingular, who has the most preferred roaming rates that we have, versus others, including Verizon and Sprint, and some of the analog and TDMA providers that have higher rates, so. That’s how we arrived at the 13 cents.

Anthony Klarman: OK and if – a different question. If you look at the net adds with the exclusion of the RFB acquisition, basically on a postpaid basis you had lost somewhere around 55,000 during the year, but you’ve made up for that with 27.2 on the reseller channels, which I assume includes wholesale type stuff with GCI.

And I was just wondering if you could maybe contrast a little bit what the economics to Dobson are, and how they differ a little bit on the reseller and wholesale channel, and what type of perhaps margin contribution those might help offset in some of the postpaid net losses that you’ve had?

Everett Dobson: Well, yes, the contribution from reseller is not as much as I would like to see. We do – it’s fairly high margin, but it’s very low ARPU. I don’t have the numbers in front of me, but they’re our lowest category of ARPU by a long shot.

DOBSON COMMUNICATIONS
Moderator: Warren Henry
02-18-05/8:00 a.m. CT
Confirmation # 7070461

But they are, again, you know, we don’t have billing expense, we don’t have, you know, debt loss or bad debt expense from that category. And so it’s a, you know, it’s a very profitable category on a margin basis. But it starts at a lower revenue source or ARPU source.

Anthony Klarman: And, I guess, just finally, if you – there’s clearly been an attempt to stabilizes or show growth in ARPU at the expense of some of the unprofitable subscribers, or the lower ARPU subscribers that you’ve had who are coming off of TDMA contracts.

And I’m just wondering what the inflection point is? You know, you could obviously continue to try to push a higher and higher ARPU levels, and probably realize greater per subscriber profitability but, you know, higher overall levels of churn.

And I’m just wondering at what point, you know, what point are you shooting for on ARPU? Do you have a target in mind on a blended basis you’d like to see the Company at a $44 ARPU, a $45 ARPU a year from now? Or, you know, how high are you willing to push the ARPU, and willing to sacrifice some of the subscriber growth?

Everett Dobson: Yes, obviously that’s a – that’s a good question. It speaks to our long-term strategies. We’ve said – we said a year ago, and I think Kevin answered the question a few rounds ago, what do we expect as we – as we get deeper into the migration from TDMA to GSM? But we said a year ago that we expect a five to $6 improvement after the TDMA base is converted to GSM.

Now understand, we started at roughly $40, and I think at one point we were under $40 in ARPU before we launched the GSM conversion. We still think that’s reasonable, and we think that’s very attainable. And we expect long term that that’s a reasonable expectation, which would get us into the, you know, just below $45 category perhaps when the – when the total subscriber base is converted. We’re on – we’re on a trend to do that today.

DOBSON COMMUNICATIONS
Moderator: Warren Henry
02-18-05/8:00 a.m. CT
Confirmation # 7070461

Now, influencing that obviously are a lot of external factors that will certainly weigh in on it. But we are – right now we are certainly on course, and we continue – we expect to continue to stay that course. Simple math would dictate that that is a far – if you – if you had to err, it’s far better to err on the side of higher ARPU than it is in higher subscribers.

We don’t intend to continue to lose subscribers. We expect that to stabilize as our network improves, as our – as our sales force improves. But long term we expect – we expect fairly stable – fairly stable subscriber base in the near, you know, over the – over the course of 2005. But clearly we expect to see increasing ARPU.

Anthony Klarman: Now I guess when you say that, are you talking about the total subscriber base, which would include prepaid and reseller? I mean how would you look at just the postpaid segment on that ...

Everett Dobson: Yes, so that’s the total displacement, that it clearly includes that.

Anthony Klarman: Well, I mean what would you – what kind of guidance would you be able to provide on something like just postpaid, which is really the big economic driver of the model?

Everett Dobson: Well, and we said earlier that the gap between our improvement in postpaid is greater than our, you know, our blended or average improvement. Again, this improvement from TDMA to GSM. But we have not – we don’t have that broken out, and we’re not prepared to do it right now.

Anthony Klarman: All right. Thank you.

Everett Dobson: Thank you.

DOBSON COMMUNICATIONS
Moderator: Warren Henry
02-18-05/8:00 a.m. CT
Confirmation # 7070461

Operator: We’ll take our next question from Avi Benus with JP Morgan.

Avi Benus: Thank you. So, can you give us the roaming rate between for GSM minutes and for TDMA minutes?

Everett Dobson: Well, we don’t have – we don’t have roaming rates, we have roaming – we have a roaming yield, and I don’t have – we don’t have it – have not broken it out, and not prepared to. But suffice it to say, as I said earlier, there’s not a vast difference in the yield between the two.

Avi Benus: OK. So, OK. So, hence the 13 cents that you’re coming up to, to ‘05 is close. Both of those numbers will become – excuse me – come close to 13 cents?

Everett Dobson: Yes. There’s a difference, but they’re not – they’re not significant enough to bear discussion at this point in my estimation.

Avi Benus: OK. Then on the tower sale, can you just describe how you think about it, maybe as, you know, the sensible strategic asset versus, you know, the prospects of getting some cash for it?

Everett Dobson: No. I mean we really – there was a point in time I think when wireless providers in some cases thought if they had a tower it would – if they had ownership of the tower it would keep competitors off. But I can assure you in my experience the ownership of the tower, or lack therein, has very little influence, if any influence ever, on the decision as to whether someone would come into the market on a competitive basis.

So, there’s other towers. There’s other options. There’s other possibilities. It might be different if we were operating, you know, in some places in California where it’s very difficult to get a tower,

DOBSON COMMUNICATIONS
Moderator: Warren Henry
02-18-05/8:00 a.m. CT
Confirmation # 7070461

but we certainly don’t weigh a competitive issue at all when we’re considering our options with respect to that.

Avi Benus: OK. And then on that sale, is there anything specifically in your debt instruments that those proceeds would need to go to? Or can you use it for whatever you want?

Everett Dobson: Bruce?

Bruce Knooihuizen: Basically it can – it needs to stay within the restricted groups of the various securities depending on the securities you’re talking about. But there’s no requirement to pay down debt or buy back debt with those proceeds.

Avi Benus: OK and then just a last question. You talked about the CEO search. Is there any other, you know, operational, COO, people that you’re looking for right now?

Everett Dobson: Not prepared to discuss that at this stage. We’ll have to leave the comment on the CEO search as is.

Avi Benus: OK. Thanks. Good luck with that.

Operator: And we’ll take our next question from Steve Wolin with Sankaty Advisors.

Steve Wolin: Yes, I may have missed this guys, but could you – could you talk a little bit about the impact of moving off or sort of either through price increases or encouraging churn in your lower end subscribers, what impact that had on ARPU versus the transition between TDMA and GSM?

Everett Dobson: The price increase in the lower subscribers? Yes, that was a question we had earlier. The good news is we did not experience any noticeable change in churn in that category, among

DOBSON COMMUNICATIONS
Moderator: Warren Henry
02-18-05/8:00 a.m. CT
Confirmation # 7070461

those subscriber base. And again, that category is very low paying TDMA subscribers. So, we saw virtually no change in what that category normally churns at, if I can use that terminology.

Steve Wolin: So, what do you guys attribute the increased churn in the quarter to, if it wasn’t those kinds of activities?

Everett Dobson: Well, we went through a network – some network overhang issues as we were – as we were overlaying GSM. We had to pull resources and spectrum to GSM from TDMA. And as such it caused our networks to have blocking issues in TDMA.

And the, you know, if anything we were wanting to make sure that our new product, our new GSM network was the best it could be. We are managing between the two better – much better today. We’ve deployed circuits and resources and assets, and even spectrum in some cases, to support both networks, and both networks will continue to be very important to us.

But that was the primary reason we believe that our churn – and, you know, not, you know, to dodge the question, but that’s, you know, we knew – we saw and heard from our subscribers in our call centers and our retail stores, and that was, you know, that was the issue.

Steve Wolin: OK. Thanks.

Operator: And we’ll take our next question from Sandy Liang with Bear Stearns.

Sandy Liang: Hi. I’ll try to keep it quick. On your roaming MOU, what was the same-store roaming MOU growth in 2003 and 2004 for the full year? I’ve seen it, I guess, for the quarter, but I’m just looking for those full year numbers. And, you know, with respect to your forecast in 2005, I’m wondering how much of a factor is Cingular network overbuilds in your eight to 10 percent roaming growth forecast?

DOBSON COMMUNICATIONS
Moderator: Warren Henry
02-18-05/8:00 a.m. CT
Confirmation # 7070461

And my last question is, I’m wondering if you’ve thought about exercising your right to buy the Cingular network assets, say in New York, where there’s some exclusivity agreements? Have you thought about buying those network assets at fair market value from Cingular?

Everett Dobson: Yes, let me – let me try and address the – while they’re looking for the minute growth. I don’t have – obviously don’t have that in front of me. But, on the Cingular, the prospects of Cingular overbuilding, that did not weigh in to any of our modeling or discussions in our ‘05 guidance on roaming. We don’t believe that there are any significant areas of overbuild opportunities that would – that Cingular would embark upon. And therefore we don’t expect that – don’t expect to see that.

With respect to New York asset, absolutely. We believe that that’s a very valuable right that American Cellular has, and as I said, the discussion with Cingular we expect to accelerate, and we expect that to be front and center in those discussions.

Bruce Knooihuizen: And in terms of your roaming, the out-collect minute growth ‘03 – or ‘04 versus ‘03, it grew by about 3.4 percent for the whole year. Now when you think about the fourth quarter growing at 10 percent, keep in mind that in the first three quarters of last year – of 2003, we had some pretty substantial roaming minutes, and then the fourth quarter of ‘03 was when AT&T unexpectedly reduced their minutes on our network. And so beginning into ‘04 we started at a new lower base going forward. So, there’s some – when you look at the raw numbers, it looks suspicious, but that’s why.

Sandy Liang: Sorry. That 3.4, that was ‘04?

Bruce Knooihuizen: That was ‘04 over ‘03 in total.

DOBSON COMMUNICATIONS
Moderator: Warren Henry
02-18-05/8:00 a.m. CT
Confirmation # 7070461

Sandy Liang: That was ‘04 over ‘03. OK. So, you’re looking for an acceleration or a re-acceleration I guess in 2005. On the – back to the overbuild issue, I guess everyone seeing these press releases from Cingular, periodically they talk about where they’re improving their network.

And, you know, certainly I think Dobson investors have noticed the one about New York and one that is in Oklahoma, and another one Kentucky. So, you don’t think that those announcements actually overlap your properties significantly, and that they’re, you know, other parts of the states?

Everett Dobson: Well. I mean the answer is no. I mean you break it – I mean which one do you want me to talk about? I can talk about all three of those that ...

Sandy Liang: Yes, talk about all three of them.

Everett Dobson: Yes, I – just they’re not issues. I mean they’re – in Kentucky as a good example, they enhanced their existing network. Their existing network already overlapped us. We don’t believe they even expanded beyond that in Kentucky. In New York they are operating, and will – and have built and continued to enhance their network in the Poughkeepsie area. Poughkeepsie and Kingston area.

You know, I said they have a store in Kingston. I went in that store a few weeks ago. I asked the sales person, I said, you know, tell me – tell me what’s the quality of the Cingular network up here? He said it’s great. We have, you know, we have only a few cell sites in the area, but we use the – we use the Dobson Cellular One network where we don’t have cell sites.

And it really enhances our products. It makes us – it makes our network very good up here, because they have a quality network. So, when they sell phones, those phones are hitting us, you know, hitting our network in fairly significant volumes in that area.

DOBSON COMMUNICATIONS
Moderator: Warren Henry
02-18-05/8:00 a.m. CT
Confirmation # 7070461

So, the enhancement of Cingular’s networks, and if you read the – read the announcements, they need our network throughout New York and throughout a lot of other areas. Yes, we certainly like to see those announcements. If it – if it brings customers to Cingular, those Cingular subscribers are hitting our network, and it certainly influences our roaming expectations.

Sandy Liang: OK. Thank you.

Operator: We’ll take our next question from Ethan Schwartz with CRT Capital Group.

Ethan Schwartz: Yes, I’m sorry to keep belaboring these points, but back on the roaming growth. It seems as if the roaming growth was significantly stronger at American Cellular than at the rest of Dobson. First I want to see if that’s – if I’m drawing that conclusion correctly?

Second of all, again, can you give any further color on where you were seeing growth? In other words, is it – is it just that existing Cingular GSM usage is sort of going through the roof? Is it places where you added cell sites and new cell sites are bringing on roaming growth? And also T-Mobile, is that a significant factor? Thanks.

Bruce Knooihuizen: Well, let me answer the first part. In terms of year-over-year growth on a pro forma basis, ACC grew a little bit faster than Dobson, but not appreciably. So ...

Ethan Schwartz: I’m getting closer to 15 percent year-over-year, maybe even more – maybe even closer to 20 percent at ACC just using the minutes numbers that you gave.

Everett Dobson: We’ll have to check that.

Bruce Knooihuizen: Yes. We’ll have to go check the math. I don’t want to keep everybody. But that’s not even close to what I’m coming up with, so. I’m not sure what you’re looking at. In terms of

DOBSON COMMUNICATIONS
Moderator: Warren Henry
02-18-05/8:00 a.m. CT
Confirmation # 7070461

where we’re seeing growth and from whom, yes, obviously when Cingular puts on over a million subscribers in a quarter, that’s going to be a big part of our growth in MOUs, since we get the vast majority of our minutes from Cingular.

You asked about T-Mobile. Are they big part of us? They are a growing part of our roaming. Certainly with the acquisitions and things we’ve done in Michigan helped that relationship. Certainly Everett talked about some of the 1900 builds in Alaska, will help that relationship as well. And so we expect to continue to see growth from T-Mobile.

Ethan Schwartz: OK. Thanks a lot.

Warren Henry: I think we have time for maybe a couple more questions.

Operator: We’ll take our next question from Josh Lipchin with Eaton Vance.

Josh Lipchin: Actually my questions been answered. Thanks.

Everett Dobson: OK.

Operator: And we’ll take a follow-up from Rick Prentiss with Raymond James.

Rick Prentiss: A couple quick follow-ups for you guys. I know it’s getting to be a long call. The USF monies that we talked about, is that included kind of in your thought about five to $6 improvement in ARPU as you go to GSM, or would USF be kind of a side ARPU item from that?

Bruce Knooihuizen: No, that includes it. I mean we include all sources, USF, regulatory fees, everything.

DOBSON COMMUNICATIONS
Moderator: Warren Henry
02-18-05/8:00 a.m. CT
Confirmation # 7070461

Rick Prentiss: OK. Second question, as you move more into the GSM arena, are you starting to see any noticeable data sales as far as people signing on for data products? What is your data offering, and how much do you think data could become as you – as you kind of sell more of the sexy color camera phone type things?

Everett Dobson: Yes, data is obviously a very important component of our business. When we – when we made the decision to go GSM data certainly weighed into our decision-making process. We have a fully suite of products relating to data today, including MMS, MMS capabilities. We just launched with ESPN a few weeks ago. We’re one of the premier ESPN providers. So, we have content that is growing, you know, it’s becoming very much robust.

But more importantly we have data enabled phones out there that we’re starting to get some usage from. I think in the next few quarters you’ll probably see us break out data and start talking about specifically about the ARPU contribution from data. We haven’t yet done that, but I think that’s a – that will become a relevant discussion in the future.

Rick Prentiss: OK and then two quick wrap-ups. UMTS, Cingular is making some noise about wanting to get UMTS rolled out to keep up with the CDMA guys doing their EVDO. Any discussions so far from Cingular as far as asking you guys to spend money on UMTS? And how would that negotiation go forward?

Everett Dobson: No, there really hasn’t been. I mean my view on UMTS is it’s, you know, if it works, and I’m sure it will, UMTS as – UMTS certainly will work, but UMTS with HSDPA is, you know, I think a very exciting and future technology.

I think it will begin in the major metro areas, and I think that’s Cingular’s announcement as well. The good news about UMTS is, as I look at it from our standpoint is the Cingular has at least

DOBSON COMMUNICATIONS
Moderator: Warren Henry
02-18-05/8:00 a.m. CT
Confirmation # 7070461

pointed UMTS into a backwards-compatible technology, backward compatible to GSM and EDGE.

So, we think that’s very encouraging for us as we try to look out to the prospects in several years, and blending our existing network with what might happen in UMTS. But as of today, there’s been no discussion about us building or committing to that. We’ll look at it very cautiously, and very opportunistically.

Rick Prentiss: And then the final, final question is, M&A has obviously been on the forefront. I thought we’d have brought it up by now. But what are your thoughts as far as where the regional wireless players go over the next few years? Is it a buying environment? Is it a merging environment?

And how would you guys play in that? And we had today’s TDS US Cellular quasi-announcement that it looks like they might be bringing that back in house. So, just kind of wondering, you know, your strategic kind of view of what do you think happens with non-national players out there?

Everett Dobson: Well, obviously you saw a pretty good indication of what’s on everyone’s mind when you saw the Alltel Western transaction. Scale even in the independent space is helpful. You know, it’s a – you look at the less urban areas and you certainly understand and see that our networks in our market can become very strategic.

In terms of how we look at the world, right now we’re looking at the world in the – in the eyes of increasing ARPU, increasing cash flow, stabilizing revenue, improving our networks, and reducing churn. And that’s basically it. We have no thoughts beyond that.

DOBSON COMMUNICATIONS
Moderator: Warren Henry
02-18-05/8:00 a.m. CT
Confirmation # 7070461

And we obviously look forward to new senior leadership in the CEO position at this Company, and I think that, you know, we’ve got a great base and a – and a great opportunity to expand the shareholder value in the next several years.

Rick Prentiss: Great. Well, good luck. We’ll see you at CTI next month.

Everett Dobson: You bet.

Warren Henry: OK. I think this next call will be the last call.

Operator: And we’ll take our final question from Michael Weiner with Banc of America.

Michael Weiner: Yes, hi. Thanks for letting me get in here. I’m just curious as to is the – is part of the gross add issue – I was going to say problem, but I’ll use the term issue – is it – is it at all related to your price points, combined with the brand issue that I think Everett you’ve talked about wanting to work on in ‘05?

But it looks like your price points on your GSM plans are a little bit higher than some of the competitors. Is that an issue in terms of getting your share of -your share of the gross adds in the markets in which you compete?

Everett Dobson: Well, I think – I think if you look at – price you have to look at it in several areas. We are attempting, and believe we are addressing, the bulk of the market. The growth market today is in the youth market. And the growth market for us, anyway, we believe to be in the business to business channel for next year, because of the kind of products that we – or this year – because of the kind – because of the kind of products we’re bringing to the market.

DOBSON COMMUNICATIONS
Moderator: Warren Henry
02-18-05/8:00 a.m. CT
Confirmation # 7070461

In terms of our gross add, gross adds we expect – have in fact started to rise a little bit. And we expect them to improve throughout the year. It’s important for us to meet the – to find the market, address the market, and meet the needs of the market. In terms of the pricing, value is an important component of pricing.

It’s not just the average revenue per subscriber, or the MRC minimum – or the monthly recurring revenue, it has to do with the price per minute, the price per kilobit, the price to roam. So, when you – when you weight it all in, we think our products are very competitive for the addressable market that we’re going after. In fact if you ...

Michael Weiner: Do ...

Everett Dobson: ... stack our national and local, and data plans up against everyone in our market, they are very, very competitive.

Michael Weiner: But I don’t – I guess I don’t see it. It doesn’t look to me like $50 buys me as many minutes on one of your GSM national plans as it does with, you know, say Sprint. Or even Verizon. That you guys are priced at a slight premium, and I – it’s just with the, you know, checking around on the Web and looking where price points are in various markets, and places.

And I just wonder, again, combining higher price points, at least as I see it, with the brand issue, which again the Company says it’s going to address, but whether or not it’s a – whether that’s where some of the gross add problem, or as I see it anyhow, lies?

Everett Dobson: You know, I don’t think it’s particularly appropriate for me to compare our pricing with Sprint’s right now. But I will say this. We obviously are maximizing ARPU. We intend to maximize ARPU. We did see – you spoke of national plans – we did see our, you know, markets become much more receptive to national plans in the fourth quarter, as compared to some of our

DOBSON COMMUNICATIONS
Moderator: Warren Henry
02-18-05/8:00 a.m. CT
Confirmation # 7070461

other products. So, the buying is going on in the national plans in greater percentages than it is in some of our other suite of products.

But by and large we think we have very competitive plans across the suite of plans. And we have a pricing committee that meets weekly. We discuss pricing every week, and we look at Sprint’s, we look at Verizon’s, we look at every provider in our marketplace, and attack the market from that perspective.

Michael Weiner: OK. Thanks a lot.

Everett Dobson: Thank you. And thanks – I think that’s it. We appreciate the attendance. We appreciate the questions. We stand ready for additional follow-up questions if necessary. And we’ll talk to you soon.

Operator: And this does conclude today’s conference call. At this time you may disconnect.

END